Exhibit 10.48

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is entered into as of March 13, 2009 (“Effective Date”), by and between Elixir Gaming Technologies, Inc. (formerly VendingData Corporation), a Nevada corporation (“Principal”) and Happ Controls, Inc., an Illinois corporation and any of its affiliates (AESI together with Happ and Suzo, the “Service Provider”).

R E C I T A L S

WHEREAS, the Principal and the Service Provider have entered into that certain Distribution, Service and Support Agreement dated June 8, 2007 (as amended by an amendment thereto dated November 13, 2007) (the “Distribution Agreement”) whereby the Principal has, amongst other matters, retained the Service Provider to provide Distribution Service and Support for the Principal’s Products throughout the Territory for a term of two years from June 8, 2007.

Unless the context otherwise specified, all capitalized terms used in this Agreement shall have the same meanings as defined in the Distribution Agreement.

WHEREAS, the Principal and the Service Provider have agreed to early terminate the Distribution Agreement on such terms and conditions as set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and the mutual covenants, obligations and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Principal and the Service Provider hereby agree as follows:

1.                                       Early Termination of the Distribution Agreement

Notwithstanding anything to the contrary contained in Sections 3.1 and 3.2 of the Distribution Agreement, the Principal and the Service Provider hereby agree to terminate the Distribution Agreement with effect on the Effective Date provided that :

(a)                                  the termination of the Distribution Agreement will not release either Service Provider or the Principal from any liability or obligation, which, at the Effective Date, has already accrued or which thereafter may accrue in respect to any act or omission prior to such termination, nor will any such termination affect in any way the survival of any right, duty or obligation of any party which is expressly stated elsewhere in the Distribution Agreement to survive the termination; and

(b)                                 for the avoidance of doubt, the parties acknowledge and confirm that the following provisions of the Distribution Agreement shall survive the termination thereof : the provisions of Article X, Sections 3.3, 7.2, 9.1, 9.2, 11.1, 11.2, 11.3, 11.4, 11.6, 11.8, 11.13, 11.14, 11.18 and the last sentence of Section 5.1(c);

2.                                       Post Termination Arrangement

2.1                                 In relation to the respective outstanding obligations and rights of the parties following the termination of the Distribution Agreement, including but not limited to, those set out in Section 3.3 (c) of the Distribution Agreement and the respective payables, receivables and claims, if any, of each party to or against the other pursuant to the Distribution Agreement (collectively “Claims”), the parties agree to settle the Claims within forty-five (45) days from the Effective Date (or such other period as may be agreed by the parties in writing). In this respect, each party agrees to execute such further documents and take such additional action as may be reasonably required by the other party to settle the Claims within the aforesaid timeframe.

2.2                                 The parties hereby agree that all Claims between themselves may be either settled by way of outright payment or by way of set-off of the respective parties payables (so long as such payables are evidenced by proof of delivery) to the other or a combination of both.

3.                                       Undertakings by the Service Provider

3.1                                 Without prejudice to the generality of the provisions of Section 2 of this Agreement and Section 3.3 (c)(i) of the Distribution Agreement, the Service Provider agrees and undertakes that with effect from the Effective Date, will cease to provide Distribution, Service and Support for the Principal’s Products except as follows:

(a)                                  Service Provider will continue to provide service for the Principal’s Products to those customers with which it has current, valid, binding Service Contracts until the expiration date of those Service Contracts or until terminated by Service Provider under contract provisions;

(b)                                 Consistent with the terms of the Service Contracts, Service Provider will provide written notice of termination of the aforementioned Service Contracts;

(c)                                  as of and after the Effective Date of this Agreement, Service Provider will not enter into any new Service Contracts or extend or renew any Service Contracts beyond any such contract’s expiration date; and

(d)                                 With regard to the inventory currently on consignment from the Principal to the Service Provider, the Service Provider will cooperate in allowing Shuffle Master, Incorporated have access to that inventory that is being sold to Shuffle Master for testing and pick up.

3.2                                 The Service Provider further agrees and undertakes that :

(a)                                  it will terminate the sub-distribution agreement for the Principal’s Products between the Service Provider and Sub-Distributor (“Sub-Distribution Agreement”) by giving 90 days written notice in advance of the expiration date thereof in accordance with the terms and conditions set forth therein, and at such time notify them about the termination of the Distribution Agreement and accordingly, the cessation of Sub-Distributor’s rights to provide any distribution, service and support for the Principal’s Products except as consistent with the terms of this Agreement;

(b)                                 the Principal shall not be liable to the Service Provider by reason of termination of the Sub-Distribution Agreement for compensation, reimbursement, or damages for lost profits, loss of prospective compensation or unjust enrichment, goodwill or loss thereof or expenditures, investments, leases or any type of commitment made by the Service Provider in connection with the Sub-Distribution Agreement except that should the Sub-distributor return product to the Service Provider, the Principal hereby agrees to in-turn accept and pay for (within 30 days of Principal’s receipt thereof) the return of up to 15 new and operational Shuffle Pro units at the price paid by Service Provider to the Principal, but not to exceed $81,900.00, provided that notice is given by the Service Provider to the Principal before November 15th 2009 (with a delivery date of no later than December 31, 2009); and

(c)                                  it will be solely liable for all liabilities, obligations and claims towards any Sub-Distributor in connection with, relating or incidental to, or arising out of the termination of the Sub-Distribution Agreement.

3.3                                 Nothing contained in this Section 3 shall be construed or regarded as an authorization, confirmation or ratification by the Principal for the entering into of any Sub-Distribution Agreement by the Service Provider.

4.                                       Undertakings by the Principal

4.1                                 Without prejudice to the generality of the provisions of Section 2 of this Agreement and Section 3.3 (c)(i) of the Distribution Agreement, the Principal agrees and undertakes that with effect from the Effective Date, it will cease to claim that the Service Provider is the service provider for the Principal’s Products.

4.2                                 Subject to Section 2. of this Agreement, Service Provider shall pay Principal for all parts received at its warehouse(s) pursuant to a valid purchase order as of or before the Effective Date

4.3                                 Principal agrees to repurchase Service Provider’s inventory of new and operational unsold Principal’s Products units and parts set forth in appendix A (regardless of the condition or form of packaging) at Principal’s sale cost provided that the aggregate price for such repurchase payable by the Principal shall not exceed $297,742.00, and subject to verification by the Principal.  Such payment shall be made in full by Principal within 30 days of its receipt of the Nonconsignment Parts (as defined below).

4.4                                 With respect to unused parts that the Principal has provided to the Service Provider on consignment, Service Provider will return unused parts not needed for continuing service under the Service Provider’s continuing service obligations (“Nonconsignment Parts”) within 45 days of Effective Date.  The balance of the unused parts needed for continuing service obligations will remain in Service Provider’s possession as consignment from the Principal so long as Service Provider needs the parts to fulfill their continuing service obligation under the Service Contracts.  It is expressly agreed that parts consumed out of this consignment inventory in satisfaction of Service Provider’s continuing service obligations will be free of charge to the Service Provider.

4.5                                 Within 10 days after the Effecitve Date, Service Provider will provide Principal with a reasonable last—time order of parts procured soley for the purposes of fullfilling Service Provider’s continuing service obligations under the Service Contracts.  Provided that the Principal has stock of such parts, the same will be provided by the Principal free of charge to the Service Provider within 45 days of order receipt, and will be added to the consignment inventory.  The balance of unconsumed parts will be returned to the Principal when the Service Provider completes its service obligation under the Service Contracts.

4.6                                 With respect to new, unused and operational Shuffle Pro, Random Plus and Deck Checker units, the Service Provider shall deal with the units in accordance with Section 3.1(d) above.  With respect to new, unused and operational Chip Washer units, such units will be returned to Principal within 45 days of the Effective Date.  Notwithstanding the above, the Service Provider will retain five (5) Shuffle Pro units free of charge to be used as replacement units in meeting their service obligations.

4.7                                 On or before April 1, 2009, Principal will reimburse Service Provider for the Slovenian gaming compliance testing in the amount of $10,947 (See Appendix B).

5.                                       Indemnifications

5.1                                 The Principal hereby fully indemnifies and holds harmless the Service Provider and the Service Provider’s officers, directors, heirs, employees, agents, representatives, successors and assigns, and each of its and their respective officers, directors, heirs, employees, agents, representatives, successors and assigns (collectively, “Service Provider Indemnitees”), and agrees to save, defend and hold each of the Service Provider Indemnitees harmless against and pay on behalf of or reimburse such Service Provider Indemnitees as and when incurred for any Losses which any such Service Provider Indemnitee may suffer, sustain, have alleged against it, or become subject to, as a result of, in connection with, relating or incidental to by virtue of, arising out of, or from:  (i) any breach of any representation, undertaking or warranty made by the Principal in or under this Agreement; or (ii) any nonfulfillment or breach of any covenant, obligation, or agreement by the Principal under or in this Agreement.

5.2                                 The Service Provider hereby fully indemnifies and holds harmless the Principal and the Principal’s officers, directors, heirs, employees, agents, representatives, successors and assigns, and each of its and their respective officers, directors, heirs, employees, agents, representatives, successors and assigns (collectively, “Principal Indemnitees”), and agrees to save, defend and hold each of the Principal Indemnitees harmless against and pay on behalf of or reimburse such Principal Indemnitees as and when incurred for any Losses which any such Principal Indemnitee may suffer, sustain, have alleged against it, or become subject to, as a result of, in connection with, relating or incidental to by virtue of, arising out of, or from:  (i) any breach of any representation, undertaking or warranty made by the Service Provideer in or under this Agreement; or (ii) any nonfulfillment or breach of any covenant, obligation, or agreement by the Service Provider under or in this Agreement.

5.3                                 For the purpose of this Agreement, the term “Loss” shall mean any loss, liability, demand, claim, obligation, action, cause of action, cost, damage, diminution in value, lost profits, deficiency, tax, penalty, fine or expense, including without limitation, interest, penalties, lost profits, attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement, (such as expert witness fees) of any of the foregoing and the enforcement of any rights hereunder), and whether known or unknown, fixed or unfixed, contingent or accrued, but excluding only unforeseeable, speculative, exemplary and punitive damages.

6.             Authorization; Enforceability.

Other than as set forth in this Agreement, each of the Principal and the Service Provider represents to the other that: (a) it has all corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder; and (b) the execution and delivery by it of this Agreement and the consummation of the transactions contemplated hereunder will not result in the violation by it of any law, statute, rule, regulation, judgment or decree of any court or governmental authority to or by which it is bound, or of any provision of its organizational documents; and (c) no consent, approval, authorization or other order of any governmental authority or other third party is required to be obtained by it in connection with the authorization, execution and delivery of this Agreement.

7                                          Miscellaneous.

7.1                                 Amendments and Waivers.  This Agreement set forth the entire agreement and understanding between the parties as to the subject matter hereof and thereof and supersedes and replaces all prior and contemporaneous discussions, negotiations, agreements and understandings (oral or written) with respect to such subject matter.  This Agreement or any provision hereof may be (a) amended only by mutual written agreement of the Principal and the Service Provider or (b) waived only by written agreement of the waiving party.

7.2                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party hereto without the prior written consent of the other parties hereto.

7.3                                 Notices.  All notices given pursuant to this Agreement shall be sent by : (a) certified mail, return receipt requested, in which case notice will be deemed delivered three (3) business days after deposit, postage prepaid in the United States mail; (b) a nationally recognized overnight courier, in which case notice will be deemed delivered one (1) business day after deposit with such courier; (c) facsimile transmission, in which case notice will be deemed delivered upon electronic verification that transmission to the recipient was completed, provided that notices sent by facsimile transmission on a day other than an business day, or before 9:00 a.m. or after 5:00 p.m. recipient’s time on a business day, shall be deemed given on the first business day following the date of transmission; or (d) personal delivery. Address and facsimile number of the parties are as follows :

If to the Principal :	Elixir Gaming Technologies, Inc.
6650 Via Austi Parkway, Suite 170
Las Vegas, NV 89119
Facsimile: (702) 733-7197
Attn: Walt Stowe — General Counsel

If to the Service Provider :	Happ Controls, Inc.
106 Garlisch
Elk Grove Village 60007
Facsimile: (847)-952-3276
Attn.: David Reginelli

7.4                                 Governing Law, Venue.  This Agreement shall be construed and governed by and under the substantive laws of the State of Nevada, without regard to its conflicts of laws principles. Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement may be commenced and prosecuted in state or federal court in Clark County, Nevada, and the parties consent to the non-exclusive jurisdiction of such court. Process in any action or proceeding refereneced in the preceding sentence may be served on any party anywhere.

7.5                                 Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party, as specifically determined by the court, shall be entitled to reasonable attorneys’ fees and costs in addition to any other relief to which such party may be entitled.

7.6                                 Counterparts.  This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument binding on all of the parties hereto.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of a signature page of this Agreement.

7.7                                 Headings.  The headings of the Sections hereof are inserted as a matter of convenience and for reference only and in no way define, limit or describe the scope of this Agreement or the meaning of any provision hereof.

7.8                                 Severability.  In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless the provision held invalid shall substantially impair the benefit of the remaining portion of this Agreement.

7.9                                 Letter.  This Agreement replaces and supersedes that certain letter from Principal to Service Provider dated March 9, 2009 in its entirety in all respects, including without limitation with respect to the termination of the Distributor Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

ELIXIR GAMING TECHNOLOGIES, INC.,
a Nevada corporation

By:
Clarence Chung, CEO

HAPP CONTROLS, INC,
an Illinois corporation

By:
David Regenelli, CFO